EXHIBIT 10.1

ACQUISITION AGREEMENT BY AND BETWEEN
SWIFT ENERGY OPERATING, LLC

AND

SAKA ENERGI FASKEN LLC

EXECUTED ON MAY 5, 2014

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LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendices

Appendix I    ¯    Definitions

Exhibits

Exhibit A	¯	Leases
Exhibit B	¯	Wells and Allocated Values
Exhibit C	¯	Personal Property
Exhibit D	¯	Development Area
Exhibit E	¯	Form of Tax Partnership Agreement
Exhibit F	¯	Form of Assignment and Bill of Sale
Exhibit G	¯	Excluded Assets
Exhibit H	¯	Form of Development Agreement
Exhibit I	¯	Form of Parent Guaranty
Exhibit J	¯	Title Defect Exceptions
Exhibit K	¯	Applicable Contracts
Exhibit L	¯	2014 Work Program and Budget

Schedules
Schedule 2.1	¯	Geophysical/Seismic Data
Schedule 4.1(f)	¯	Insurance
Schedule 7.3	¯	No Conflicts
Schedule 7.4	¯	Seller Consents
Schedule 7.7	¯	Litigation
Schedule 7.8	¯	Material Contracts
Schedule 7.9	¯	Violation of Laws
Schedule 7.10	¯	Preferential Rights
Schedule 7.12	¯	Current Commitments
Schedule 7.13	¯	Asset Taxes
Schedule 7.17	¯	Suspense Funds
Schedule 7.18	¯	Payout Balances
Schedule 7.25	¯	Environmental Matters
Schedule 7.26	¯	Affiliate Contracts
Schedule 8.4	¯	Buyer Consents
Schedule 9.1	¯	Conduct of Business

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into this 5th day of May, 2014 (the “Execution Date”), between Swift Energy Operating, LLC, a Texas limited liability company (“Seller”), and Saka Energi Fasken LLC, a Texas limited liability company (“Buyer”). Buyer and Seller are sometimes referred to herein together as the “Parties” or individually as a “Party”.

Recitals

Seller and Buyer desire to enter into an arrangement for the exploration, development and operation of certain oil and gas properties located in the State of Texas as hereinafter described, and in connection therewith Seller desires to transfer to Buyer, and Buyer desires to acquire from Seller, a portion of Seller’s right, title and interest in and to such properties and related interests in accordance with this Agreement; and

The transfer of the Conveyed Interests and the Parties’ agreement regarding the exploration, development and operation of the Development Assets will be consummated on the terms and conditions set forth in this Agreement and the Development Agreement, each of which is an integral part of a single transaction.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given such terms in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” will be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement will mean such Law or agreement as it may be amended from time to time. References to any date will mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period will be deemed to begin at 12:01 A.M. on the applicable date in Houston, Texas.

ARTICLE II
ASSET ACQUISITION

2.1 Asset Acquisition. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer, and convey to Buyer, and Buyer agrees to purchase, receive, acquire, and pay for the following interests and properties (less and except the Excluded Assets, such interests and properties described in subsections (a) and (b) of this Section 2.1, collectively, the “Conveyed Interests”):

(a)    an undivided 36% of Seller’s right, title and interest in and to the following assets and properties:

(i) the oil, gas and/or mineral leases described in Exhibit A, subject to any depth limitations described therein (Seller’s interests in such leases and other interests as so limited, the “Leases”), and all rights, titles and interests of Seller in and to any units arising on account of any of the Leases having been pooled or unitized into such units (Seller’s interests in such units, the “Units”);

(ii) all wells (including oil and gas wells, water wells, carbon dioxide wells, salt water disposal wells, injection wells and any other wells and wellbores) located on the Leases or the Units, including the wells set forth on Exhibit B (Seller’s interests in such wells and all other wells located on the Leases or Units being collectively referred to hereinafter as the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto (the Leases, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(iii) the surface agreements or surface leases, easement agreements and right-of-way agreements (if any) used or held for use primarily in connection with the Properties (collectively such interests, the “Rights of Way”);

(iv) all equipment, machinery, fixtures, improvements and other personal property, operational or nonoperational, known or unknown, that is used or held for use primarily in connection with the Properties or the other Conveyed Interests, including those items listed on Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, structures and other similar items used or held for use primarily in connection with the Subject Oil and Gas Assets (Seller’s interest in such properties, the “Personal Property”); and

(v) all of the Contracts set forth on Exhibit K (the “Applicable Contracts”), and all rights and obligations thereunder, but only to the extent that such rights and obligations relate to the Properties, Rights of Way or Personal Property.
(b) an undivided 36% of Seller’s right, title and interest in and to the following assets and properties to the extent, and only to the extent, that such assets and properties relate to the interests described in subsection (a) above:

(i) copies (in digital form, if available) of the following, to the extent they are in Seller’s or its Affiliates’ possession: (A) land and title records (including abstracts of title, title opinions and title curative documents); (B) contract files; (C) correspondence; (D) operations, environmental, production and accounting and Asset Tax records; and (E) production, facility and well files, records and data (including logs and cores), but excluding any of the foregoing items that are Excluded Assets (the “Records”);

(ii) to the extent assignable without payment of fees or other penalties, all geophysical and other seismic and related technical data and information and all interpretative data in connection therewith, including the data and information listed on Schedule 2.1;

(iii) all rights, claims and causes of action (including claims for adjustments or refunds) to the extent attributable to: (A) the Conveyed Interests; and (B) any of the Assumed Obligations; and

(iv) all Hydrocarbons which may be produced from or allocable to the Subject Oil and Gas Assets with respect to periods on or after the Effective Time, together with all proceeds from or of such Hydrocarbons and all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time.

2.2    Excluded Assets. Seller reserves and retains all of the Excluded Assets.

2.3    Revenues and Expenses.

(a) For purposes of determining the amount of the adjustment to the Closing Cash Amount provided for in Section 3.3, the principles set forth in this Section 2.3 will apply. Except as expressly provided otherwise in this Agreement, Seller will remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses and other costs or expenses in connection with the Conveyed Interests, in each case attributable to the Conveyed Interests for the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement, and subject to the occurrence of the Closing, (i) Buyer will be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible for all Operating Expenses, in each case solely to the extent attributable to the Conveyed Interests beginning with the Effective Time and thereafter, and (ii) Seller will be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible for all Operating Expenses, in each case attributable to the interests that are retained by Seller in the properties and assets described in Section 2.1 from which the Conveyed Interests are created. Such amounts which are received or paid prior to Closing will be accounted for in the Preliminary Settlement Statement or Final Settlement Statement, as applicable; provided, however, that the Preliminary Settlement Statement may contain estimated amounts. To the extent attributable to periods prior to the Closing Date, such amounts which are received or paid after Closing but prior to the date of the Final Settlement Statement will be accounted for in the Final Settlement Statement.

(b) Except for such amounts to be paid in accordance with the accounting procedures of any Applicable Operating Agreement (as defined in the Development Agreement), after the Parties’ agreement upon the Final Settlement Statement: (i) if any Party receives monies belonging to the other, including proceeds of production, then such amount shall be paid over to the proper Party within 30 days after the end of the month in which such amounts were received; (ii) if any Party pays monies for Operating Expenses which are the obligation of the other Party hereto, then such other Party shall, within 30 days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Operating Expenses; (iii) if a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same; and (iv) if an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

(c) Each of Seller and Buyer will be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.3 against revenues owing by the second Party to the first Party pursuant to this Section 2.3, but not otherwise.

ARTICLE III
CONSIDERATION

3.1 Consideration. The consideration for: (x) the transfer of the Conveyed Interests and the transactions contemplated hereby; and (y) the assumption of the Assumed Obligations will be comprised of the following components:

(a)    An amount equal to: (i) $125,000,000 (the “Closing Cash Amount”) to be paid in cash at Closing by Buyer;

(b)    plus (ii) the Interim Period Carried Costs Amount;

in each case, as adjusted pursuant to this Agreement as and when provided in Section 3.3, and payable in dollars by wire transfer in same day funds, in each case to an account designated by Seller in the Preliminary Settlement Statement; and

(c) Buyer’s entry into, and assumption of its obligations under, the Development Agreement, including the obligation to pay and satisfy the Carried Costs Obligation pursuant to the terms thereof.

3.2    Deposit; Guaranty.

(a) Concurrently with the execution of this Agreement, Buyer shall deposit into the Escrow Account by wire transfer in same day funds the sum of $12,500,000 as of the Execution Date (such amount, together with any interest earned thereon, the “Deposit”). If Closing occurs, the Deposit will be applied toward the Closing Cash Amount at Closing. The Deposit otherwise shall be released to Seller or Buyer, as applicable, pursuant to Section 14.2. All fees charged by the Escrow Agent in connection with the Deposit shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

(b)    Simultaneously with the Parties’ execution of this Agreement, Buyer
Parent delivered the Parent Guaranty to Seller.

3.3 Adjustments to Closing Cash Amount. The Closing Cash Amount will be adjusted as follows (without duplication of any other adjustments or payments hereunder or under the Development Agreement, including any costs and expenses accounted for in the calculation of the Interim Period Carried Costs Amount), and the resulting amount will be herein called the “Adjusted Closing Cash Amount”:

(a)    The Closing Cash Amount will be adjusted upward by the following amounts:

(i) an amount equal to the value of all Hydrocarbons attributable to the Conveyed Interests in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, if any, the value to be based on the price paid to Seller in connection with the sale of such Hydrocarbons during the Interim Period, net of: (A) amounts payable as Burdens on such production and severance taxes deducted by the purchaser of such production; and (B) expenses (other than Operating Expenses) directly incurred in earning or receiving such proceeds and any sale, excise or similar taxes or fees payable or incurred in connection therewith not reimbursed to Seller;

(ii) an amount equal to all Operating Expenses and other costs and expenses directly attributable to the Conveyed Interests (but excluding any Overhead Costs) incurred by Seller during the Interim Period, whether paid before or after the Effective Time, including: (A) Burdens; (B) rentals and other lease maintenance payments; and (C) Asset Taxes prorated to Buyer in accordance with Section 15.2(c) that are paid or payable by Seller and excluding all: (x) Liabilities for which Buyer would be entitled to receive indemnification therefor from Seller pursuant to the terms of this Agreement; and (y) the Interim Period Carried Costs Amount;

(iii)    to the extent attributable to the Conveyed Interests, the Overhead Costs; and

(iv)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b)    The Closing Cash Amount will be adjusted downward by the following amounts:

(i)    if Seller makes the election under Section 5.3(c)(i) with respect to any Title Defect, the Title Defect Amount with respect to each such Title Defect;

(ii)    if Seller makes the election under Section 6.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(iii) an amount equal to the Allocated Values for any Conveyed Interests excluded from the transaction contemplated hereby pursuant to Section 5.3(c)(ii), Section 6.1(b)(iii) or any other provisions of this Agreement;

(iv) an amount equal to 36% of all proceeds received by Seller attributable to the sale of Hydrocarbons: (A) produced from or allocable to the Conveyed Interests during the Interim Period; or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time for which an upward Closing Cash Amount adjustment was made pursuant to Section 3.3(a)(i), (in each case) net of expenses (other than Operating Expenses) paid by Seller and directly incurred in earning or receiving such proceeds, and any sales, excise or similar taxes or fees payable or incurred in connection therewith not reimbursed to Seller by a Third Party purchaser (collectively, the “Interim Period Revenue Share”);

(v)    the amount of all Asset Taxes prorated to Seller in accordance with
Section 15.2(c) that are paid or payable by Buyer; and

(vi)    any other amount expressly provided for elsewhere in this
Agreement or otherwise agreed upon in writing by Seller and Buyer.

3.4 Preliminary Settlement Statement. Not less than ten Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that sets forth the Interim Period Carried Costs Amount, the Interim Period Revenue Share and the Adjusted Closing Cash Amount reflecting each estimate or adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of the account for the wire transfers of funds as set forth in Section 12.3(c). Within five Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement, if any. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Interim Period Carried Costs Amount, the Interim Period Revenue Share and the Closing Cash Amount, as applicable, at Closing; provided that if the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by Seller will be used to adjust the Interim Period Carried Costs Amount, the Interim Period Revenue Share and the Closing Cash Amount, as applicable, at Closing.

3.5    Final Settlement Statement.

(a) On or before 90 days after the Closing, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) prepared based on actual revenues and expenses during the Interim Period and which takes into account all final adjustments made to the Interim Period Carried Costs Amount and the Closing Cash Amount, as applicable, and shows the Interim Period Revenue Share, the resulting final Interim Period Carried Costs Amount and the final Adjusted Closing Cash Amount.
(b) Within 30 days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice will be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice will prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. If the final Interim Period Carried Costs Amount and the final Adjusted Closing Cash Amount set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement, the final Interim Period Carried Costs Amount and the final Adjusted Closing Cash Amount will be final and binding on the Parties, subject to the provisions of Section 2.3(b).

(c) If the final Adjusted Closing Cash Amount is: (a) more than the amount of the Adjusted Closing Cash Amount set forth in the Preliminary Settlement Statement used for purposes of the Closing, Buyer shall pay Seller the amount of such excess; or (b) less than the amount of the Adjusted Closing Cash Amount set forth in the Preliminary Settlement Statement used for purposes of the Closing, Seller shall pay Buyer the amount of such difference, in either case, by wire transfers in immediately available funds no later than five Business Days after the date such final Adjusted Closing Cash Amount is agreed (or deemed agreed) pursuant to this Section 3.5.

(d) If the final Interim Period Carried Costs Amount is: (a) more than the Interim Period Carried Costs Amount set forth in the Preliminary Settlement Statement that the Parties used for purposes of Closing, Buyer shall pay Seller the amount of such excess; or (b) less than the Interim Period Carried Costs Amount set forth in the Preliminary Settlement Statement that the Parties used for purposes of Closing, Seller shall pay Buyer the amount of such difference, in either case, by wire transfers in immediately available funds no later than five Business Days after the date such final Interim Period Carried Costs Amount is deemed agreed, pursuant to this Section 3.5.

3.6 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), each of Buyer and Seller shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Houston, Texas office of a mutually agreed accounting arbitrator (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto will be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. Each Party shall bear one-half of the costs of the Accounting Arbitrator. The Final Settlement Statement, the final Adjusted Closing Cash Amount, final Interim Period Revenue

Share and the final Interim Period Carried Costs Amount determined by the Accounting Arbitrator pursuant to this Section 3.6 will be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby, which amounts will be subject to the provisions of Section 2.3(b)).

3.7 Allocated Values. The “Allocated Value” for each Lease included in the Conveyed Interests equals the product of the Net Acre Allocation and the number of Net Acres attributable to the Conveyed Interest in such Lease (other than any portion of such Lease included in a proration unit for a Well), and the “Allocated Value” for each Well included in the Conveyed Interests is as set forth for such Well on Exhibit B and includes Seller’s interest in the Leases included in the proration unit for such Well as authorized by applicable Law and the terms of the applicable Leases.

ARTICLE IV
ACCESS / DISCLAIMERS

4.1    Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement pursuant to the terms herein) but subject to the other provisions of this Section 4.1 and obtaining any required consents of Third Parties, including Third Party operators of the Properties (with respect to which consents Seller shall use commercially reasonable efforts to obtain but will not be obligated to expend any monies), Seller shall afford to Buyer and its Affiliates and their respective officers, employees, agents, accountants, attorneys, consultants and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Properties and all Records and other documents in Seller’s or its Affiliates’ possession relating primarily to the Conveyed Interests. From and after the Execution Date until the Title Defect Claim Date, Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice and during normal business hours: (i) all lease files, title opinions, abstracts, run-sheets and other records relating to the Leases in Seller’s or its Affiliate’s possession which have not been previously delivered to Buyer; and (ii) Seller’s personnel knowledgeable with respect to the Conveyed Interests, in each case in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Buyer shall coordinate its access rights and physical inspections of the Conveyed Interests with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall, and shall cause all Buyer’s Representatives to, abide by Seller’s, and any Third Party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Conveyed Interests, including any environmental or other inspection or assessment of the Conveyed Interests, and to the extent reasonably required by any Third Party operator, execute and deliver any required bonding agreement of such Third Party operator or maintain insurance as may be required by any Third Party operator, in each case before conducting Buyer’s assessment on such Conveyed Interest.

(b)    From the Execution Date until the Environmental Defect Claim Date,
Buyer’s inspection right with respect to the environmental condition of the Conveyed Interests will be limited to conducting a Phase I Environmental Site Assessment and may include only visual inspections and record reviews relating to the Conveyed Interests, including their condition and compliance with Environmental Laws. In conducting such Phase I Environmental Site Assessment, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) or conduct any other invasive activities. In the event that Buyer’s Phase I Environmental Site Assessment identifies actual or potential “recognized environmental conditions” with respect to any Asset, then Buyer may request (any such request, a “Phase II Request”) in writing Seller’s permission to conduct Phase II environmental property assessments to further assess such conditions. Each Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” identified and (ii) the proposed scope of the Phase II assessment, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities. Seller may, in its sole discretion, approve said Phase II environmental property assessment plan, in whole or in part, and Buyer shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing. Any such approved Phase II environmental property assessment plan shall be conducted by a reputable environmental consulting or engineering firm. Seller shall have the right to (A) condition any approval of said Phase II environmental property assessment plan on the provision of proof of satisfactory insurance and (B) if said plan is approved by Seller, have its representatives witness all on-site activities set forth in said Phase II environmental property assessment plan and split any samples collected in connection therewith. If Seller does not provide its consent to any Phase II Request delivered in accordance with the above terms within two Business Days of Buyer’s delivery of such request, Buyer may submit the “recognized environmental conditions” identified in the Phase I Environmental Site Assessment as the basis of an Environmental Defect pursuant to Article VI.

(c) Buyer hereby indemnifies, defends, and holds harmless each of the operators of the Conveyed Interests and each Seller Indemnified Party from and against any and all Liabilities caused, directly or indirectly, by any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Conveyed Interests, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH OPERATOR OF THE CONVEYED INTERESTS OR A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

(d) Buyer acknowledges that any entry into Seller’s offices or onto the Conveyed Interests will be at Buyer’s sole risk and, subject to the terms hereof, that none of the Seller Indemnified Parties will be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

(e) Upon request by Seller, Buyer agrees to promptly provide Seller copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives, which contain data collected or generated from Buyer’s due diligence with respect to the Conveyed Interests, including all environmental and title reports. Seller will not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Conveyed Interests or to the accuracy of said documents or the information contained therein.

(f) During all periods between the Effective Date and the Closing that Buyer and/or any of Buyer’s Representatives are physically present on the Conveyed Interests, Buyer shall maintain, at its sole expense, policies of insurance of the types and in the amounts set forth on Schedule 4.1(f) or as otherwise mutually agreed between Buyer and Seller. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the premises constituting the Conveyed Interests.

4.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Conveyed Interests, Buyer will become privy to confidential and other information of Seller and that such confidential information shall not be used for any purpose other than assessing the transactions contemplated by this Agreement and shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, will terminate 12 months following the Closing Date (except as to the following items (for which such restriction will continue in full force and effect): (a) any Conveyed Interests that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement; (b) the Excluded Assets; and (c) information related to any assets other than the Conveyed Interests).

4.3    Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND ANY TRANSACTION DOCUMENTS: (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED; AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).

(b) EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND ANY TRANSACTION DOCUMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES, AS TO: (I) TITLE TO ANY OF THE CONVEYED INTERESTS; (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED INTERESTS; (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (IV) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES GENERATED BY THE CONVEYED INTERESTS; (V) THE PRODUCTION OF HYDROCARBONS FROM THE CONVEYED INTERESTS; (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS; (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND ANY TRANSACTION DOCUMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY CONVEYED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER WILL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND ANY TRANSACTION DOCUMENT, (i) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS; AND (ii) SUBJECT TO BUYER’S RIGHTS UNDER SECTION 6.1, BUYER WILL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT

BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 4.3 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE V
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

5.1 General Disclaimer of Title Warranties and Representations. Except for the special warranty of title described in Section 5.2 below and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Conveyed Interests, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Conveyed Interests: (a) before the Title Defect Claim Date, will be as set forth in Section 5.3; and (b) from and after the Title Defect Claim Date, will be pursuant to the special warranty of title described in Section 5.2 below.

5.2 Special Warranty. The Assignment will include a special warranty of title pursuant to which Seller will warrant title to the Leases and Wells against every Person whomsoever claiming the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”). No other warranty of title will be contained in the Assignment or any other assignments of the Conveyed Interests, and except for the Special Warranty, all such warranties will be expressly disclaimed; provided, however, that the Assignment will contain subrogation language in favor of Buyer such that, to the extent transferable, Buyer will be and is subrogated to all covenants and warranties of title by Third Parties previously given or made to Seller or its predecessors in title in respect of any of the Conveyed Interests. The Special Warranty will be subject to the further limitations and provisions of this Section 5.2.

5.3    Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. On or before the Title Defect Claim Date, Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.3(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which Buyer intends to assert as a Title Defect pursuant to this Article V. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer will be deemed to have waived, and Seller will have no liability for, any Title Defect which Buyer fails to assert as a Title Defect in a Title Defect Notice received by Seller on or before the Title Defect Claim Date. Each Title Defect Notice must be in writing, and must include: (i) a description of the alleged Title Defect(s); (ii) the Leases or Wells affected by the Title Defect (each a “Title Defect Property”); (iii) the Allocated Value of each Title Defect Property; (iv) supporting documents available to Buyer and reasonably necessary for Seller to verify the existence of the alleged Title Defect(s); and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations (in reasonable detail) upon which Buyer’s belief is based. Buyer may provide a single Title Defect

Notice that covers multiple Title Defects and multiple Title Defect Properties so long as the Title Defect Notice includes the information listed in parts (i) through (v) of the preceding sentence with respect to each Title Defect and otherwise complies with this Section 5.3(a). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on or before May 9, 2014 and May 23, 2014, as applicable, written notice of all Title Defects discovered by Buyer prior to such date (unless previously submitted to Seller in a Title Defect Notice), which each such notice may be preliminary in nature and supplemented prior to the expiration of the Title Defect Claim Date.

(b) S ell er’s R ight to C ure . Seller has the right, but not the obligation, to attempt, at its sole cost, to cure any Title Defects of which it has been advised by Buyer at any time prior to the date that is two Business Days prior to the Closing Date (the “Cure Period”).

(c) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to, subject to Section 5.3(f):

(i) reduce the Closing Cash Amount by an amount (the “Title Defect Amount”) determined pursuant to Section 5.3(e) as being the value of such Title Defect to the extent affecting the applicable Lease and/or Well;

(ii) retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Conveyed Interests (and such Title Defect Property and Conveyed Interests shall be deemed to be Excluded Assets for the purposes of this Agreement), and, concurrently therewith, reduce the Closing Cash Amount by an amount equal to the Allocated Value of the Title Defect Property; or

(iii) elect to cure the Title Defect following Closing (in which case, the Closing Cash Amount will be adjusted downwards by the Allocated Value of the Title Defect Property affected by such Title Defect and such Title Defect Property (together with all associated Conveyed Interests) will not be conveyed to Buyer at the Closing); provided that (A) in the event that such Title Defect is cured within 45 days following the Closing, Buyer will pay to Seller the Allocated Value for such Title Defect Property and Seller will promptly convey to Buyer such Title Defect Property (together with all associated Conveyed Interests) (plus the sum of all amounts Buyer would have been required to pay to Seller with respect to the development of such Conveyed Interests pursuant to the Development Agreement and any related operating agreements (including any Carried Costs that exceed the portion of the Allocated Value for such Title Defect Property that is attributable to the Carried Costs Obligation) had such Conveyed Interest been conveyed to Buyer at Closing) or (B) in the event that such Title Defect is not cured within 45 days following the Closing, Seller shall be required to remedy the Title Defect pursuant to subsections (i) or (ii) above (provided that if the remedy in subsection (i) is selected, Buyer shall pay to Seller the Allocated Value for such Title Defect Property minus the Title Defect Amount therefor (plus the sum of all amounts Buyer would have been required to pay to Seller with respect to the development of such Conveyed Interests pursuant to the Development Agreement and any related operating agreements (including any

Carried Costs that exceed the portion of the Allocated Value for such Title Defect Property that is attributable to the Carried Costs Obligation) had such Conveyed Interest been conveyed to Buyer at Closing) and Seller shall promptly convey to Buyer such Title Defect Property (together with all associated Conveyed Interests previously excluded at Closing in connection therewith), or (x) if the remedy in subsection (ii) is selected, Seller shall promptly reimburse to Buyer all amounts previously paid by Buyer with respect to the development of such Title Defect Property and associated Conveyed Interests pursuant to the Development Agreement and any related operating agreements (including any Carried Costs that exceed the portion of the Allocated Value for such Title Defect Property that is attributable to the Carried Costs Obligation).

(d) Exclusive Remedy. Except for the Special Warranty, Section 5.3(c) will be the exclusive right and remedy of Buyer with respect to any Title Defects or Seller’s failure to have Defensible Title with respect to any Lease and/or Well or any other title matter with respect to any Conveyed Interest, and Buyer hereby waives any and all other rights or remedies with respect thereto.

(e) Title Defect Amount. The Title Defect Amount resulting from a Title Defect will be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and will be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount will be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount will be the amount necessary to be paid to remove the Title Defect from that portion of the Title Defect Property included in the Covered Interests;

(iii) if the Title Defect represents a discrepancy such that the actual Net Revenue Interest for any Title Defect Property is less than the Net Revenue Interest identified for such Title Defect Property in Exhibit A or Exhibit B, as applicable (proportionately reduced), then the Title Defect Amount will be the product of the Allocated Value of the Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest for such Title Defect Property (proportionately reduced) identified on Exhibit A or Exhibit B, as applicable; provided, that the Title Defect Amount for such Title Defect will be determined by considering both the proportion of reduction in the Net Revenue Interest (through the formula set forth above) and the effect of the disproportionate change, if any, in the Working Interest (through the provisions of Section
5.3(e)(v));

(iv) if the Title Defect represents a discrepancy such that the actual Net Acres for any Title Defect Property is less than the Net Acres set forth in Exhibit A, then the Title Defect Amount will be the product obtained by multiplying the difference between such Net Acre amounts for that portion of the applicable Title Defect Property included in the Conveyed Interests by the Net Acre Allocation;
(v) if the Title Defect represents an Encumbrance upon or other defect in title affecting the Title Defect Property of a type not described above, the Title Defect Amount will be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if Seller elects to cure such Title Defect, the Title Defect Amount will not be greater than the lesser of: (A) the reasonable cost and expense of curing such Title Defect; and (B) the Allocated Value of the Title Defect Property;

(vi) if a Title Defect affects both a Lease or Leases and a Well, then the Title Defect Amount for such Title Defect will equal the sum of: (A) the Title Defect Amount with respect to such Title Defect for such Lease(s); plus (B) the Title Defect Amount with respect to such Title Defect for such Well;

(vii) the Title Defect Amount with respect to a Title Defect Property will be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii) notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(f) Title Deductibles. Notwithstanding anything to the contrary: (i) in no event will there be any adjustments to the Closing Cash Amount or other remedies provided by Seller hereunder for any individual Title Defect for which the Title Defect Amount does not exceed $100,000 (“Individual Title Defect Threshold”); and (ii) in no event will there be any adjustments to the Closing Cash Amount or other remedies provided by Seller hereunder for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, but excluding any Title Defect Amounts attributable to Title Defects cured by Seller or Title Defect Properties retained by Seller, as applicable, pursuant to Section 5.3(c)(ii) exceeds $1,000,000 (the “Title Defect Deductible”), after which point Buyer will be entitled to remedies for such Title Defects only to the extent that the Title Defect Amounts with respect thereto are in excess of such Title Defect Deductible. For the avoidance of doubt, if Seller elects to retain any Title Defect Property, the Closing Cash Amount will be reduced in accordance with Section 5.3(c)(ii) and the Title Defect Amount relating to the Conveyed Interest attributable to such Title Defect Property will not be counted towards the Title Defect Deductible.

(g)    Title Dispute Resolution.

(i) Seller and Buyer shall attempt in good faith to agree on all Title Defects and Title Defect Amounts (collectively “Title Disputes”) prior to the Closing. If Seller and Buyer are unable to agree by the Closing, (i) the Title Disputes will be exclusively and finally resolved pursuant to Section 5.3(g)(ii), (ii) the Closing Cash Amount shall be adjusted downwards by the Allocated Value of each Title Defect Property affected by such Title Disputes and such Title Defect Properties (together with all associated Conveyed Interests) shall not be conveyed to Buyer at the Closing, and (iii) promptly after such Title Disputes are finally resolved, Seller shall, at its sole option with respect to each such Title Defect Property, elect to, subject to Section 5.3(f): (x) cause Buyer to pay to Seller (1) the Allocated Value for such Title Defect Property minus the Title Defect Amount, if any, plus (2) the sum of all amounts Buyer would have been required to pay to Seller with respect to the development of such Conveyed Interests pursuant to the Development Agreement and any related operating agreements (including any Carried Costs that exceed the portion of the Allocated Value for such Title Defect Property that is attributable to the Carried Costs Obligation) had such Conveyed Interest been conveyed to Buyer at Closing and promptly convey to Buyer such Title Defect Property (together with all associated Conveyed Interests); (y) retain the Title Defect Property (together with all associated Conveyed Interests), in which case such Title Defect Property (together with all associated Conveyed Interests) will be deemed permanently to be an Excluded Asset; or (z) elect to cure the Title Defect, provided that if Seller is not successful in curing the Title Defect within the 45 day period following the resolution of such Title Disputes, Seller will remedy the Title Defect pursuant to subsections (x) or (y) above (provided that if the remedy in subsection (y) is selected, Seller shall promptly reimburse to Buyer all amounts previously paid by Buyer with respect to the development of such Title Defect Property and associated Conveyed Interests pursuant to the Development Agreement and any related operating agreements (including any Carried Costs that exceed the portion of the Allocated Value for such Title Defect Property that is attributable to the Carried Costs Obligation)).

(ii) There will be a single arbitrator, who must be a title attorney with at least ten years’ experience in oil and gas titles involving properties in any of the regional areas in which the Title Defect Properties are located, in each case as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Title Arbitrator”). If the Parties are unable to mutually agree upon the Title Arbitrator, the Houston, Texas office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration will be Houston, Texas, and the arbitration will be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(g). The Title Arbitrator’s determination will be made within 30 days after submission of Title Disputes and will be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Title Dispute, the Title Arbitrator shall be bound by the rules set forth in Section 5.3(g) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator will act for the limited purpose of determining the specific Title Disputes submitted by either Party, and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any Title Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. Subject to Sections 10.4 and 11.4, nothing herein will operate to cause the Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 5.3(g).

5.4    Casualty or Condemnation Loss.
(a) Notwithstanding anything herein to the contrary, from and after the Effective Time if Closing occurs, with respect to the Conveyed Interests, without limiting Buyer’s rights to indemnity hereunder, Buyer shall assume all risk of loss with respect to: (i) production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well); and (ii) the depreciation of Personal Property due to ordinary wear and tear, in each case, to the extent attributable to the Conveyed Interests, and Buyer shall not assert such matters as any casualty losses or Title Defects hereunder, to the extent of its percentage interest share.

(b) If, after the Effective Time but prior to the Closing Date, any portion of the Conveyed Interests is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Event”), then, subject to Buyer’s rights arising under Section 10.4, Buyer will not be excused from its obligation to close solely as a result thereof and Seller shall elect by written notice to Buyer prior to Closing either: (i) to cause the Conveyed Interests affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost and expense, prior to the Closing, in which case, Seller is entitled to retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing; or (ii) at Closing, to pay to Buyer all sums paid to Seller by Third Parties by reason of such casualty or taking to the extent (and only to the extent) attributable to the Conveyed Interests and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty or taking to the extent (and only to the extent) attributable to the Conveyed Interests; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Conveyed Interests.

(c) Subject to Buyer’s rights arising under Section 10.4, if any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Conveyed Interest or portion thereof after the Effective Time, but no taking of such Conveyed Interest or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, to the extent (and only to the extent) attributable to the Conveyed Interests threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Conveyed Interests, to the extent that no such costs will be charged to Buyer.

5.5    Preferential Purchase Rights and Consents to Assign.
(a) With respect to each Preferential Purchase Right set forth in Schedule 7.10, not later than ten days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth in Schedule 7.10 but is discovered by either Party after the Execution Date and before the Closing Date, not later than five days after the discovery thereof), Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right.

(i) If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Conveyed Interest to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired, then the Conveyed Interest (together with all associated Conveyed Interests) subject to such Preferential Purchase Right will be excluded from the Conveyed Interests to be assigned to Buyer at Closing (but only to the extent of the portion of such Conveyed Interest affected by the Preferential Purchase Right), such Conveyed Interest shall be deemed to be an Excluded Asset, and the Closing Cash Amount will be reduced by the sum of the Allocated Value of such Conveyed Interest (or portion thereof) so excluded. Seller will be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Conveyed Interest (or portion thereof) covered by such Preferential Purchase Right on or before the end of the time period for closing such sale or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof: (1) Seller shall so notify Buyer; and (2) Seller shall assign, on the tenth Business Day following the end of such time period or termination of such right without exercise, such Conveyed Interest (or portion thereof) that was so excluded to Buyer pursuant to an instrument in substantially the same form as the Assignment, such Conveyed Interest will no longer be deemed to be an Excluded Asset and shall be treated as a Conveyed Interest and Buyer will pay Seller (by wire transfer of immediately available funds) the amount by which the Closing Cash Amount was reduced at Closing with respect to such asset that was excluded (or portion thereof).

(ii) All Conveyed Interests for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to Closing, will be transferred to Buyer at Closing pursuant to the provisions of this Agreement.

(b) With respect to each Consent set forth in Schedule 7.4, Seller, not later than ten days after the Execution Date (and, with respect to each Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date, not later than five days after the discovery thereof), shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to assign to Buyer the Applicable Contract or Lease subject to such Consent in connection with the transactions contemplated hereby.

(i) If: (A) Seller fails to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and the failure to obtain such Consent would: (1) cause the assignment of the Conveyed Interests affected thereby to Buyer to be void; or (2) terminate the affected Lease(s) and/or Applicable Contract(s) or give the holder of such Consent the right to terminate the affected Lease(s) or Applicable Contract(s) under the express terms thereof; or (B) a Consent requested by Seller is denied in writing, then, in each case, the Conveyed Interest (or portion thereof) affected by such un-obtained Consent (together with all associated Conveyed Interests) will be excluded from the Conveyed Interests to be assigned to Buyer at Closing and such Conveyed Interests shall be deemed to be Excluded Assets, and the Closing Cash Amount will be reduced by the sum of the Allocated Value of such Conveyed Interest (or portion thereof) so excluded. In the event that any such Consent (with respect to a Conveyed Interest excluded pursuant to this Section 5.5(b)(i)) that was not obtained prior to Closing is obtained within 60 days following the Closing Date, then, on the tenth Business Day after such Consent is obtained Seller shall assign the Conveyed Interest (or portion thereof) that was so excluded as a result of such previously un-obtained Consent to Buyer pursuant to an instrument in substantially the same form as the Assignment, such Conveyed Interest will no longer be deemed to be an Excluded Asset and shall be treated as a Conveyed Interest, and Buyer will pay Seller (by wire transfer of immediately available funds) the amount by which the Closing Cash Amount was reduced at Closing with respect to the Conveyed Interest (or portion thereof) so excluded. From the Closing Date until 60 days thereafter, Seller shall use its best reasonable efforts to obtain consent to assignment from each holder of a consent affecting a Conveyed Interest that was retained by Seller pursuant to the terms of this Section
5.5(b).

(ii) If Seller fails to obtain a Consent set forth in Schedule 7.4 prior to Closing and: (A) the failure to obtain such Consent would not: (1) cause the assignment of the Conveyed Interest (or portion thereof) affected thereby to Buyer to be void; or (2) terminate the affected Lease(s) and/or Applicable Contract(s) or give the holder of such Consent the right to terminate the affected Lease(s) or Applicable Contract(s) under the express terms thereof; and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Conveyed Interest (or portion thereof) subject to such un-obtained Consent will nevertheless be assigned by Seller to Buyer at Closing as part of the Conveyed Interests and Buyer will have no claim against, and Seller will have no Liability for, the failure to obtain any such Consent set forth in Schedule 7.4.

ARTICLE VI
ENVIRONMENTAL MATTERS

6.1    Environmental Defects.

(a) Assertions of Environmental Defects. Buyer must deliver claim notices to Seller meeting the requirements of this Section 6.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Environmental Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 6.1. For all purposes of this Agreement, and notwithstanding anything to the contrary, Buyer will be deemed to have waived, and Seller will have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental

Defect by an Environmental Defect Notice properly delivered by Buyer and received by Seller on or before the Environmental Defect Claim Date. Each Environmental Defect Notice must be in writing and must include: (i) a description of the matter constituting the alleged Environmental Defect; (ii) a description of each Conveyed Interest (or portion thereof) that is affected by the alleged Environmental Defect; (iii) supporting documents available to Buyer and reasonably necessary for Seller to verify the existence of the alleged Environmental Defect; and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller, at its sole discretion, has the right, but not the obligation, to cure any claimed Environmental Defect on or before the expiration of the Cure Period. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence: (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws; or (B) to the extent that the applicable Governmental Authority approval is not required with respect to the Remediation, upon receipt of a certificate from a licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing Laws; provided that such engineer shall be selected by Seller and the costs and expenses in connection with such engineer shall be paid by Seller.

(b) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 6.1(a) is not waived in writing by Buyer or cured prior to the expiration of the Cure Period (an “Uncured Environmental Defect”), Seller shall, at its sole option, elect to, subject to Section 6.1(d):

(i)    reduce the Closing Cash Amount by the Remediation Amount;

(ii)    assume responsibility for the Remediation of such Environmental
Defect; or

(iii) retain the entirety of the Conveyed Interest that is subject to such Uncured Environmental Defect, together with all associated Conveyed Interests, in which event (a) the Closing Cash Amount will be reduced by an amount equal to the sum of the Allocated Values of such retained Conveyed Interests and (b) such retained Conveyed Interests shall be deemed to be Excluded Assets.

If Seller elects the option set forth in clauses (i) or (iii) above, Buyer shall have no further remedy for any costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Liabilities (net to the Conveyed Interest) with respect thereto and Buyer’s obligations with respect to the foregoing will be deemed to constitute Assumed Obligations. If Seller elects the option set forth in clause (ii) above, Seller shall take steps to promptly complete such Remediation prior to the date that is thirty (30) days after the Environmental Defect Claim Date in a manner which is consistent with the requirements of Environmental Laws, and such remediation shall be completed in accordance with diligent and customary oilfield practice within a reasonable period of time.

(c) Exclusive Remedy. Section 6.1(b) will be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter.

(d) Environmental Deductibles. Notwithstanding anything to the contrary: (i) in no event will there be any adjustments to the Closing Cash Amount or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $100,000 (“Individual Environmental Threshold”); and (ii) in no event will there be any adjustments to the Closing Cash Amount or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller prior to the expiration of the Cure Period exceeds $1,000,000 (the “Environmental Defect Deductible”), after which point Buyer will be entitled to remedies for such Environmental Defect only to the extent that the Remediation Amounts with respect thereto are in excess of the Environmental Defect Deductible.

(e)    Environmental Dispute Resolution.

(i) Seller and Buyer shall attempt in good faith to agree on all Environmental Defects and Remediation Amounts (collectively, the “Environmental Disputes”) prior to Closing. If Seller and Buyer are unable to agree by Closing, (i) the Environmental Disputes will be exclusively and finally resolved by arbitration pursuant to this Section 6.1(e), (ii) the Closing Cash Amount shall be adjusted downwards by the Allocated Value of each Conveyed Interest affected by such Environmental Disputes (together with all associated Conveyed Interests) and such Conveyed Interests shall be deemed to be Excluded Assets until such disputes are finally resolved (including, for the avoidance of doubt, for the purposes of calculating the Adjusted Closing Cash Amount and the Interim Period Carried Costs Amount) and (iii) promptly after such Environmental Disputes are finally resolved, Seller shall, at its sole option with respect to each such Conveyed Interest, elect to either: (a) convey such Conveyed Interest to Buyer in a form substantially similar to the Assignment and cause Buyer to pay to Seller an amount equal to (x) the Allocated Value minus the Environmental Defect Amount, if any (provided that Seller has not elected to assume responsibility for the Remediation of the underlying Environmental Defect, in which case, such deduction will not be made and Seller shall implement and promptly complete such Remediation in a manner which is consistent with the requirements of Environmental Laws), with respect to such Conveyed Interest, subject to Section 6.1(d), plus (y) the sum of all amounts Buyer would have been required to pay to Seller with respect to the development of such Conveyed Interests pursuant to the Development Agreement and any related operating agreements (including any Carried Costs that exceed the portion of the Allocated Value for such Title Defect Property that is attributable to the Carried Costs Obligation) had such Conveyed Interest been conveyed to Buyer at Closing; or (b) retain such Conveyed Interest, in which case such Conveyed Interest will be deemed permanently to be an Excluded Asset.

(ii) There will be a single arbitrator, who must be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas producing properties in any of the regional areas in which the affected Conveyed Interests are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). If the Parties are unable to mutually agree upon the Environmental Arbitrator, the Houston, Texas office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration will be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1(e). The Environmental Arbitrator’s determination shall be made within 30 days after submission of the Environmental Disputes and will be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice or a lower Remediation Amount than the Remediation Amount claimed by Seller in response to Buyer’s Environmental Defect Notice unless it is determined there was no Environmental Defect. The Environmental Arbitrator shall act for the limited purpose of determining the specific Environmental Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Environmental Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. Subject to Sections 10.4 and 11.4, nothing herein will operate to cause the Closing to be delayed on account of any arbitration conducted pursuant to this Section 6.1(e).

6.2 NORM, Wastes and Other Substances. Buyer acknowledges that the Conveyed Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests. Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the properties underlying the Conveyed Interests, unless such presence of NORM constitutes an Environmental Condition resulting in a violation of Environmental Law.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

7.1 Organization, Existence. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Texas. Seller has all requisite power and authority to own and operate its property (including the Conveyed Interests) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which such qualification is required by Law.

7.2 Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3 No Conflicts. Except as disclosed in Schedule 7.3 and assuming the receipt of all consents and the waiver of all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by Seller of this Agreement, the Transaction Documents and the consummation of the transactions contemplated herein and therein does not and will not: (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller; or (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of the Credit Agreement (or any other agreements in connection with the Credit Facility) or any Lease, Applicable Contract, note, bond, mortgage, or indenture to which Seller is a party or by which Seller or the Conveyed Interests may be bound; or (c) violate any Law applicable to Seller or any of the Conveyed Interests.

7.4 Consents. Except: (a) as set forth in Schedule 7.4; (b) for Customary Post- Closing Consents; and (c) for any Preferential Purchase Rights applicable to the transactions contemplated by this Agreement that are set forth on Schedule 7.10, there are no consents to assignment or other similar restrictions on assignment, in each case that would be applicable in connection with the transfer of the Conveyed Interests to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

7.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate entity of Seller.
7.6    Foreign Person.    Seller is not a “foreign person” within the meaning of
Section 1445 of the Code.

7.7 Litigation. Except as set forth in Schedule 7.7, as of the Execution Date, there is no: (a) lawsuit or litigation, or to Seller’s Knowledge, investigation by or before any Governmental Authority, pending, or to Seller’s Knowledge, threatened, against Seller (or, with respect to subsection (ii) below, any of Seller’s Affiliates); or (b) administrative or arbitration proceeding, pending, or to Seller’s Knowledge, threatened, against Seller (or, with respect to subsection (ii) below, any of Seller’s Affiliates), (in each case): (i) with respect to Seller’s ownership or operation of the Conveyed Interests; or (ii) that would affect the ability of Seller to consummate the transactions contemplated by this Agreement. Seller has received no written notice of any breach of Contract, tort or violation of Law by Seller or any of its Affiliates in any material respect with respect to Seller’s ownership or operation of the Conveyed Interests that has not been resolved.

7.8    Material Contracts.

(a)    Schedule 7.8(a) sets forth as of the Execution Date all Applicable
Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $1,000,000 during the remainder of the current or any subsequent fiscal year or $5,000,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $1,000,000 during the remainder of the current or any subsequent fiscal year or $5,000,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that is not terminable without penalty on 90 days or less notice;

(iv) any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract;

(v) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease: (A) cannot be terminated by Seller without penalty upon 90 days or less notice; and (B) involves an annual base rental of more than $1,000,000;

(vi) any Applicable Contract with any Affiliate of Seller which will be binding on Buyer after the Closing Date other than the Development Agreement;
(vii) any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest Contracts;

(viii)    any Applicable Contract that contains a call on production;

(ix) any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar contract (in each case, excluding any tax partnership);

(x) any executory Applicable Contract that constitutes a pending farmout agreement, exploration agreement, participation agreement or other similar Contract where the primary obligation thereunder has not fully been performed; and

(xi)    any Applicable Contract that     constitutes a joint operating agreement.

(b) Except as set forth on Schedule 7.8(b), there exist no material defaults under any Applicable Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Applicable Contract. Each of the Applicable Contracts is in full force and effect as to Seller and, to Seller’s Knowledge, each counterparty thereto. Seller has made available to Buyer true and complete copies of each Applicable Contract (together with all amendments thereto). As of the Execution Date, Seller has not received or delivered any unresolved written notice of any price redetermination or termination with respect to any Applicable Contract. Other than the Material Contracts, there are no other Material Contracts, whether written or oral, that will be binding on Buyer or will encumber or affect the Conveyed Interests or the production therefrom after the Closing Date.

7.9 No Violation of Laws. Except as set forth on Schedule 7.9, neither Seller nor, to Seller’s Knowledge, any Third Party operator is in violation of any applicable Laws in any material respect with respect to the ownership by Seller or operation by such Third Party of the Subject Oil and Gas Assets. Seller possesses all material Permits required to be obtained from any Governmental Authority for conducting its business with respect to the Subject Oil and Gas Assets as presently conducted. With respect to each such Permit, Seller has not received written notice from any Governmental Authority of any violations of such Permits that remain uncured. Notwithstanding the foregoing, this Section 7.9 does not apply (and will not be deemed to apply) to any matters with respect to Environmental Laws or any of the environmental matters addressed in Section 7.25.

7.10 Preferential Rights. Except as set forth in Schedule 7.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

7.11    Imbalances. There are no Imbalances associated with the Properties as of the
Effective Time.

7.12    Current Commitments. Schedule 7.12 sets forth, as of the Execution Date, all approved authorities for expenditures and other approved capital commitments (“AFEs”)
relating to the Properties to drill or rework any Wells or conduct other operations, including those for which Seller had the right to consent or non-consent, in each case for which all of the activities anticipated in such AFEs were not completed by the Execution Date. There are no operations (including drilling operations) associated with the Properties with respect to which Seller is currently or will become a non-consenting or non-participating party.

7.13 Asset Taxes. Except as disclosed in Schedule 7.13, all Asset Taxes that have become due and payable by Seller on or prior to the Execution Date have been properly paid other than any Asset Taxes that are being contested in good faith that are disclosed on a schedule to this Agreement, and there is no audit or examination pending with respect to any such Asset Taxes. There are no encumbrances or liens (other than the Permitted Encumbrances) on any of the Conveyed Interests that arose in connection with any failure of Seller or any Affiliate to pay any Taxes, whether or not related to the Conveyed Interests.

7.14 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer will have any responsibility.

7.15 Advance Payments. Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Conveyed Interests at some future time without receiving payment therefor at or after the time of delivery.

7.16    Partnerships. None of Seller’s interest in the Conveyed Interests is subject to tax partnership reporting for federal income tax purposes.

7.17 Suspense Funds. Schedule 7.17 contains a listing showing all proceeds from production attributable to the Conveyed Interests that are held in suspense as of the Execution Date (the “Suspense Funds”) and sets forth the reason (as reflected in Seller's records) that such proceeds are being held in suspense.

7.18    Payout. Schedule 7.18 contains a complete and accurate list of the status of any
“payout” balance as of the respective dates set forth therein for the Wells listed on Exhibit B.

7.19 Leases. Seller has provided to Buyer complete, true and correct copies of the Leases. To Seller’s knowledge, all bonuses and rentals and other material payments or obligations due under the Leases have been properly and timely paid. To Seller’s knowledge, there is no default by Seller under any of the Leases. Neither Seller nor its Affiliates have received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, which requirements or demands have not been resolved in writing. No party to any Lease or any successor to the interest of such party has filed or, to Seller’s Knowledge, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease that has not been resolved.

7.20 Payment of Royalties and Rentals. Neither Seller nor its Affiliates have received notice of claims for failure to pay or mispayment of royalties, overriding royalties and other burdens on production, or any amounts owing to co-owners of the Subject Oil and Gas Assets, in each case, due by it with respect to the Subject Oil and Gas Assets that have not been resolved. With respect to Leases and other agreements associated with the Leases and Wells, neither Seller nor its Affiliates have received notice of claims for failure to pay or mispayment of delay rentals and royalties that perpetuate Leases and similar payments under surface use agreements that have not been resolved.

7.21 Plugging and Abandonment. There are no Wells that constitute a part of the Subject Oil and Gas Assets in respect of which Seller or any Affiliate thereof has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned.

7.22 Casualty or Condemnation Loss. There has been no casualty or condemnation loss as of the Execution Date with respect to the Conveyed Interests.

7.23 Operations. The Subject Oil and Gas Assets operated by Seller have been operated in the ordinary course of business consistent with past practices.

7.24 Reserved Interests. Seller and its Affiliates have not reserved any royalties, overriding royalties, production payments, net profits interests, carried interests or reversionary interests in connection with the transactions contemplated by this Agreement.

7.25    Environmental Matters. Except as set forth in Schedule 7.25:

(a) With respect to the Properties, Seller has not entered into, and is not otherwise subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other binding consensual arrangements or commitments pursuant to and based on Environmental Laws that impose conditions that (i) prevent or limit or impair in any material respect the development of the Properties, (ii) impose restrictions or conditions that materially impair the future use of any of the Properties or (iii) require any remediation or other similar change in the present conditions of any of the Properties.

(b) Neither Seller nor any of its Affiliates have received notice from any Person of any (i) Release or threatened Release of Hazardous Substances at or from any of the Properties, or (ii) event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Properties or the management or disposal of Hazardous Substances associated with the ownership of the Properties, in each case that (A) prevents, restricts, delays or otherwise materially interferes with (1) compliance by Seller or any of Seller’s Affiliates or the Properties with any Environmental Law or the terms of any Environmental Permit, or (2) the development of the Properties, or (B) alleges or gives rise to or results in any Liability of Seller to any Person.

(c) Seller has made available to Buyer complete and accurate copies of all environmental, reports, studies, investigations and all similar documentation and correspondence in the possession of or control of Seller or any of Seller’s Affiliates.

(d) To Seller’s Knowledge, without investigation, (a) there are no uncured violations of any Environmental Law or Environmental Permit with respect to the Properties and no obligations to remediate conditions upon the Properties under any applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both), that in any such case relate to any actions of it, and (b) there are no uncured violations of any Environmental Law or Environmental Permit issued thereunder with respect to the Properties and no obligations to remediate conditions upon the Properties under any applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both), that in any such case relate to the actions of any Third Party.

(e) To Seller’s Knowledge, without investigation, (a) there is no outstanding investigation, inquiry or information request made by or claim or other actions initiated by a Governmental Authority related to Environmental Laws with respect to the Properties and any actions by Seller, and (b) there is no outstanding investigation, inquiry or information request made by or claims or other actions initiated by a Governmental Authority related to Environmental Laws with respect to the Properties and the actions of any Third Party.

(f) Seller possesses and maintains in full force and effect all material Environmental Permits for conducting its business with respect to the Conveyed Interests as presently conducted.

7.26 Affiliate Contracts. Schedule 7.26 sets forth all Applicable Contracts to which both Seller and an Affiliate of Seller are parties. The terms and provisions of such Affiliate Contracts reflect terms and conditions that would have been negotiated in an arms-length negotiation between Seller and a Third Party.

7.27 Rights of Way. Except as may be set forth in the Leases, there are no surface use agreements to which Seller is a party that materially interfere with the development or operation of any Development Assets.

7.28 Personal Property. Seller has good and marketable title or a valid leasehold interest in all of the Personal Property. All of the Personal Property is, in all material respects, in reasonable operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is currently being put. All interests in the Personal Property that are attributable to the Conveyed Interests will be conveyed to Buyer at Closing free and clear of all Encumbrances, other than Permitted Encumbrances.

7.29 Sufficiency. The Property, Personal Property and Rights of Way are sufficient in all material respects for the conduct of the business in connection with the Subject Oil and Gas Assets in substantially the same manner as they are currently conducted.

7.30 Joint Accounts. There are no audits currently being conducted by Seller of the joint account under any operating agreements relating to the Properties nor are there any audits of Seller currently underway or, to Seller’s Knowledge, imminent relating to the Properties (except for customary audits by the Texas General Land Office in respect of royalty payments under the Leases).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:
8.1 Organization; Existence. Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

8.2 Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8.3 No Conflicts. The execution, delivery, and performance by Buyer of this Agreement, the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein will not: (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer; or (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be bound; or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.4 Consents. Except as set forth on Schedule 8.4, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer and are also not required of Seller.

8.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer.

8.6 Litigation. As of the Execution Date, there is no investigation, lawsuit, action, or litigation by or before any Governmental Authority to which Buyer or any of its Affiliates is a party, and no legal, administrative, or arbitration proceedings pending, or to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates, that in each case would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.

8.7    Regulatory. At Closing, Buyer will be qualified pursuant to all regulations of
Governmental Authorities and other applicable Laws to own the Conveyed Interests, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner.

8.8 Financing. Buyer will have as of the Closing Date, sufficient cash with which to pay the Closing Cash Amount and the Interim Period Carried Costs Amount and consummate the transactions contemplated by this Agreement.

8.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the Transaction Documents and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Conveyed Interests.

8.10 Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or Seller’s Affiliates will have any responsibility.

8.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE IX
CERTAIN AGREEMENTS

9.1 Operations During Interim Period. Except: (w) as expressly set forth in Schedule 9.1; (x) for the operations covered by the AFEs and other capital commitments described in Schedule 7.12; (y) as expressly set forth in the 2014 Work Program and Budget; and (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned):

(a)    Seller agrees that from and after the Execution Date until Closing, Seller will:

(i) maintain and operate, or cause its Affiliates to maintain and operate, the Subject Oil and Gas Assets in a good and workmanlike manner, in the ordinary course of business and in accordance with all Applicable Contracts and Laws in all material respects and, except as set forth on Schedule 9.1, consistent with past practices;

(ii) maintain or cause its Affiliates to maintain the books of account and records relating to the Subject Oil and Gas Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person and GAAP;

            (iii)    use commercially reasonable efforts to maintain in full force and effect all Leases;

(iv) maintain insurance coverage on the Subject Oil and Gas Assets in amounts and types substantially similar to those currently in force;

(v)    maintain all material Permits (including Environmental Permits)
and other approvals affecting the Subject Oil and Gas Assets; and

(vi) give prompt written notice to Buyer of any written notice: (A) received from any Third Party regarding spills, other environmental contamination or remediation obligations relating to the Conveyed Interests; and (B) of any material claim asserting any breach of Contract, tort or violation of Law or any investigation, suit, action or litigation by or before any Governmental Authority, that in each case has been received by Seller and relates to the Conveyed Interests.

(b)    Seller agrees that from and after the Execution Date until the Closing
Date, Seller will not:

(i) commit to any operation or series of operations relating to the Subject Oil and Gas Assets in a manner that is inconsistent with the 2014 Work Program and Budget or any AFE set forth in Schedule 7.12 or that could reasonably be anticipated to require expenditures by Seller in excess of the amounts set forth in the 2014 Work Program and Budget or any AFE set forth in Schedule 7.12;

(ii) except upon prior written notice to Buyer, and except for the Gathering and Purchase Contracts, enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 7.8(a) amend any Applicable Contract that, if so amended before the Execution Date, would have been required to be listed on Schedule 7.8(a);

(iii) terminate (unless such Applicable Contract terminates pursuant to its stated terms) or materially amend the terms of any Applicable Contract;

(iv) unless expressly contemplated in the 2014 Work Program and Budget, (A) transfer, sell, Encumber or dispose of (or permit any Affiliate to do any of the foregoing) any portion of the Conveyed Interests other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Conveyed Interests or for which replacement equipment of equal or greater value has been obtained;

(v) except as set forth on Schedule 9.1, settle any suit or litigation or waive any material claims or rights of material value, in each case, attributable to the Conveyed Interests and affecting the period after the Effective Time;

(vi)    relinquish any operating rights or other rights with respect to the
Subject Oil and Gas Assets; and
(vii)    commit to do any of the foregoing.

Requests for consent/approval of any action restricted by this Section 9.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for consent/approval on behalf of Buyer:

Firman A. Yaman
PT Saka Energi Indonesia
The Energy, 11th - 12th Floor, SBCD Lot 11A Jl. Jenderal Sudirman Kav. 52-53
Jakarta 12190, Indonesia
Fax: +6221.2995.1001
Email: firman.yaman@sakaenergi.com

Buyer’s consent to or approval of any action restricted by this Section 9.1 shall be deemed to be granted on the day that is ten days (unless a shorter time is mutually agreed by the Parties) requesting such consent/approval (which shall set forth with reasonable specificity the scope of such action) unless Buyer notifies Seller to the contrary during that period; provided that Buyer still may retract such deemed consent or approval at any time after expiration of such ten day period if Seller has not yet commenced steps to implement the actions set forth in such notice. Notwithstanding anything to the contrary in this Section 9.1, and solely with respect to the actions set forth in Sections 9.1(a)(i), 9.1(b)(i) and 9.1(b)(ii), in the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Buyer of such action promptly thereafter.

9.2 Notifications. If, prior to Closing, Buyer or Seller has Knowledge that the other Party may have breached a representation, warranty, covenant or other agreement under this Agreement in any material respect, then Buyer or Seller, as the case may be, shall promptly inform the other Party of such breach so that it may attempt to remedy or cure such breach prior to Closing.

9.3 Amendments to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller has the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising (excluding, for the avoidance of doubt, any matters discovered after the Execution Date that are attributable to events occurring prior to such date) which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement will be deemed to include only that information contained therein on the Execution Date and will be deemed to exclude all information contained in any addition, supplement or amendment thereto.

9.4 Non-Solicitation of Employees. From and after the Execution Date until the one year anniversary of the day this Agreement is terminated pursuant to Section 14.1 or the date of Closing, whichever occurs first, Buyer and its Affiliates shall not solicit or hire any officer or employee of Seller or its Affiliates without first obtaining the prior written consent of Seller;
provided that this prohibition will not apply to offers of employment made by Buyer or its
Affiliates pursuant to a general solicitation of employment to the public or the industry.

9.5 Additional Interests. If Seller or its Affiliates acquire any additional oil and gas leases in the Development Area after the Execution Date (such leases, the “Additional Interests”), such Additional Interests will be excluded from the transactions contemplated by this Agreement and the Parties agree that, upon Closing, Seller or any such Affiliate shall offer to Buyer its 36% undivided share of any such Additional Interest pursuant to Article V of the Development Agreement.

9.6    Governmental Approvals.

(a) In a timely manner, the Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

(b) In addition to the foregoing, the parties shall cooperate and use their respective best reasonable efforts to, as promptly as practicable, prepare and submit a joint voluntary notice to CFIUS, pursuant to the Foreign Investment and National Security Act of 2007 (“FINSA”), which amended Section 721 of the Defense Production Act of 1950, 31 C.F.R. Part 800. Each Party agrees to take any and all reasonable actions and to execute any and all documents advisable, necessary or desirable to secure CFIUS Approval as promptly as practicable after the date of such filing. Such efforts shall include complying with any reasonable request from CFIUS or its member agencies, including for additional or supplemental information during the CFIUS review process. Neither Party shall be required to enter into any agreement that: (i) interferes with its ability to participate in the management of the Company pursuant to the terms of this Agreement, unless agreed upon in writing; (ii) requires the Party to dispose of any portion of its businesses, operations, assets or product lines (or any combination thereof) other than the disposition that is contemplated in this Agreement; (iii) requires that one or more current owners be excluded from the transaction; or (iv) would impair or restrict the Parties’ ability to expand the scope of their mutual cooperation or Buyer’s ability to make additional investments in United States oil and gas assets (an “Exempted CFIUS Mitigation Agreement”).

ARTICLE X
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the acquisition of the Conveyed Interests provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or written waiver by Buyer, on or prior to the Closing of each of the following conditions:

10.1    Representations. The representations and warranties of Seller set forth in Article
VII are true and correct in all material respects (other than any representations and warranties qualified by “material” or “material adverse effect”, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

10.2 Performance. Seller has performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

10.3 No Legal Proceedings. No suit, action, or other proceeding is pending before any Governmental Authority or threatened by a non-Affiliated Third Party, which in each case is seeking to restrain, prohibit, enjoin, declare illegal, or otherwise prevent, or is seeking material damages or other material relief in connection with, the transactions contemplated by this Agreement. No Law is enacted or issued that on a temporary or permanent basis restrains, enjoins, invalidates or otherwise prohibits the transactions contemplated by this Agreement.

10.4    Title Defects and Environmental Defects. The sum of the following is less than
$25,000,000: (a) all Title Defect Amounts determined under Section 5.3 prior to the Closing or if disputed at Closing, as determined by Seller in its reasonable opinion; plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1 prior to the Closing or if disputed at Closing, as determined by Seller in its reasonable opinion; plus (c) the amount of losses attributable to all Casualty Events occurring during the Interim Period; plus (d) all adjustments to the Closing Cash Amount as a result of the exclusion of any Conveyed Interest on account of Preferential Purchase Rights pursuant to Section 5.5(a) or the failure to obtain a Consent pursuant to Section 5.5(b).

10.5 Certificate. An authorized officer of Seller has duly executed and delivered a certificate dated as of the Closing Date certifying on behalf of Seller that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled by Seller and, if applicable, any exceptions to such conditions that have been waived by Buyer.

10.6 Closing Deliverables. Seller has delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 12.3.

10.7    CFIUS. The Parties have received the CFIUS Approval.

ARTICLE XI
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transfer of the Conveyed Interests provided for herein is subject, at the option of Seller, to the fulfillment by Buyer or written waiver by Seller, on or prior to the Closing of each of the following conditions precedent:

11.1 Representations. The representations and warranties of Buyer set forth in Article VIII are true and correct in all material respects (other than any representations and warranties qualified by “material” or “material adverse effect”, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

11.2 Performance. Buyer has performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

11.3 No Legal Proceedings. No suit, action, or other proceeding is pending before any Governmental Authority or threatened by a non-Affiliated Third Party, which in each case is seeking to restrain, prohibit, enjoin, declare illegal or otherwise prevent, or is seeking material damages or other material relief in connection with, the transactions contemplated by this Agreement. No Law is enacted or issued that on a temporary or permanent basis restrains, enjoins, invalidates or otherwise prohibits the transactions contemplated by this Agreement.

11.4    Title Defects and Environmental Defects. The sum of the following is less than
$25,000,000: (a) all Title Defect Amounts determined under Section 5.3 prior to the Closing or if disputed at Closing, as determined by Seller in its reasonable opinion; plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1 prior to the Closing or if disputed at Closing, as determined by Seller in its reasonable opinion; plus (c) the amount of losses attributable to all Casualty Events occurring during the Interim Period; plus (d) all adjustments to the Closing Cash Amount as a result of the exclusion of any Conveyed Interest on account of Preferential Purchase Rights pursuant to Section 5.5(a) or the failure to obtain a Consent pursuant to Section 5.5(b).

11.5 Certificate. An authorized officer of Buyer has executed and delivered a certificate dated as of the Closing Date certifying on behalf of Buyer that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled by Buyer and, if applicable, any exceptions to such conditions that have been waived by Seller.

11.6 Closing Deliverables. Buyer has delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 12.3.

11.7    CFIUS. The Parties have received the CFIUS Approval.

ARTICLE XII
CLOSING

12.1 Date of Closing. Subject to the conditions stated in this Agreement, the transfer by Seller of the Conveyed Interests to Buyer pursuant to this Agreement (the “Closing”) will occur on or before June 30, 2014, or if all conditions to Closing in Article X and Article XI have not yet been satisfied or waived by that date, then five Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing. The date of the Closing will be the “Closing Date.”

12.2 Place of Closing. The Closing will be held at the offices of Latham & Watkins LLP, Suite 3700, 811 Main Street, Houston, Texas 77002, or such other location as Buyer and Seller may agree upon in writing.
12.3 Closing Obligations. At the Closing, the following documents will be delivered and the following events will occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Conveyed Interests are located, covering the Conveyed Interests;

(b) Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state and of federal Leases comprising portions of the Conveyed Interests, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;

(c) Buyer shall deliver to Seller, by direct bank or wire transfer in same day funds, an amount equal to (i) the sum of the Adjusted Closing Cash Amount and the Interim Period Carried Cost Amount minus (ii) the amount of the Deposit;

(d) Buyer and Seller shall duly execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release the Deposit to Seller;

(e) Seller shall deliver an executed statement, in form reasonably satisfactory to Buyer, described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder;

(f)    Seller and Buyer shall execute and deliver the Development Agreement; (g)    Seller and Buyer shall execute and deliver the Tax Partnership Agreement;
(h) Seller shall deliver letters in lieu of division and transfer orders executed by Seller relating to the Conveyed Interests in form reasonably acceptable to Buyer to reflect the conveyance contemplated hereby;

(i) Seller shall deliver to Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Seller, certifying as complete and accurate as of the Closing Date attached copies of all requisite actions or resolutions of the applicable governing bodies of Seller and its Affiliates approving the execution, delivery and performance of this Agreement, the Development Agreement, the Tax Partnership Agreement, the Assignment, and all other transactions contemplated herein and therein;

(j) Buyer shall deliver to Seller a certificate dated as of the Closing Date and signed by an authorized officer of Buyer, certifying as complete and accurate as of the Closing Date attached copies of all requisite actions or resolutions of the applicable governing bodies and equity holders of Buyer and its Affiliates approving the execution, delivery and performance of this Agreement, the Development Agreement, the Tax Partnership Agreement, the Assignment and all other transactions contemplated herein and therein; and

(k)    Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer of
(i) the release of all Encumbrances in connection with the Credit Facility that affect the
Conveyed Interests and (ii) all consents and/or waivers required in connection with the Credit Agreement in order to consummate the transactions contemplated hereby and the transactions contemplated by the Transaction Documents without default or violation of, or giving rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of the Credit Agreement or any other agreements in connection with the Credit Facility (including, for the avoidance of doubt, all consents and/or waivers required in connection with the disclosures set forth on Schedule 7.3).

(l) Seller and Buyer shall execute and deliver (i) any other Transaction Documents that are required by other terms of this Agreement to be executed and/or delivered at the Closing and (ii) any documents to be executed and delivered at the Closing pursuant to the terms of the other Transaction Documents.

12.4 Records. In addition to the obligations set forth under Section 12.3 above, no later than 15 days following the Closing Date, Seller shall deliver to Buyer copies of the Records.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the following (but solely to the extent attributable to the Conveyed Interests): (i) obligations and Liabilities, known or unknown, arising from, based upon or associated with the Conveyed Interests arising from and after the Effective Time, relating in any manner to the use, ownership or operation of the Conveyed Interests; and (ii) obligations and liabilities, known or unknown, arising from, based upon or associated with the Conveyed Interests, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, relating in any manner to obligations: (a) to furnish makeup gas attributable to the Conveyed Interests according to the terms of applicable gas sales, processing, gathering or transportation Contracts; (b) to pay royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Conveyed Interests, including those held in suspense; (c) to pay the proportionate share attributable to the Conveyed Interests to properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, located on the Properties; (d) to pay the proportionate share attributable to the Conveyed Interests to replug any well, wellbore, or previously plugged well on the Properties to the extent required by Law or otherwise necessary; (e) to pay the proportionate share attributable to the Conveyed Interests to dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise pursuant to the Conveyed Interests; (f) except to the extent Seller is required to do so pursuant to Section 6.1(b), to pay the proportionate share attributable to the Conveyed Interests to clean up, restore and/or remediate the premises covered by or related to the Conveyed Interests in accordance with applicable Contracts and Laws; and (g) to pay the proportionate share attributable to the Conveyed Interests to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by any Law (all of said obligations and Liabilities, subject to the exclusion below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities, known or unknown, arising from, based upon or associated with the Conveyed Interests arising prior to the Effective Time, relating in any manner to the use, ownership or operation of the Conveyed Interests, other than those specifically addressed above (collectively, the “Seller’s Retained Obligations”). Notwithstanding anything to the contrary herein, the Seller’s Retained Obligations shall include:

(a) all Liabilities attributable to the interests that are retained by Seller in the properties and assets described in Section 2.1 from which the Conveyed Interests are created;

(b) all Liabilities attributable to, resulting from or arising out of the Excluded Assets or any asset excluded from the Conveyed Interests pursuant to the terms of this Agreement or the Development Agreement;

(c)    Operating Expenses and other costs and expenses in connection with the
Conveyed Interests for which Seller is responsible pursuant to Section 2.3;

(d) all Liabilities attributable to or arising out of the payment of royalties, overriding royalties and other Burdens attributable to the period of time prior to the Effective Time or measured by production occurring prior to the Effective Time;

(e) all Liabilities attributable to or arising out of any breach or default in performance under any Applicable Contract prior to the Effective Time;

(f) all Liabilities attributable to or arising out of any personal injury or death prior to the Effective Time; and

(g)    Asset Taxes and other Taxes for which Seller is responsible pursuant to Section 15.2.

13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and Section 13.8, Seller shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)    any breach by Seller of its representations or warranties contained in Article VII;

(b)    any breach by Seller of its covenants and agreements under this Agreement; or

(c)    the Seller’s Retained Obligations.

13.3 Indemnities of Buyer. Effective as of the Closing, except as provided in Section 13.2 and subject to the limitations set forth in Section 13.8, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(a)    any breach by Buyer of its representations or warranties contained in Article VIII;

(b)    any breach by Buyer of its covenants and agreements under this Agreement; or
(c)    the Assumed Obligations.

Notwithstanding anything contained herein to the contrary, the obligations of Buyer set forth in this Section 13.3 do not extend in any way to any Liability arising from, based upon, related to or associated with the failure of Seller to comply with the terms of the Transaction Documents or applicable Law or the gross negligence or willful misconduct of Seller in connection with any operations or activities conducted by Seller pursuant to the Transaction Documents.

13.4    Limitation on Liability.

(a) Seller will have no liability for any indemnification under Section 13.2(a) of this Agreement unless the aggregate amount of all Liabilities for which Seller is liable under Section 13.2(a) of this Agreement exceeds $2,000,000, and then only to the extent such damages or costs exceed $2,000,000; provided that any breach of Section 7.1 (Organization, Existence), 7.2 (Authorization), 7.3 (No Conflicts), 7.6 (Foreign Person), 7.13 (Asset Taxes), 7.14 (Brokers’ Fees) or 7.16 (Partnerships), and any payments in respect thereof will not be limited by this Section 13.4(a).

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller will not be required to indemnify Buyer pursuant to Section 13.2(a) for aggregate Liabilities in excess of $22,500,000 (other than Liabilities pursuant to Section 13.2(a) for any breach of Section 7.1 (Organization, Existence), 7.2 (Authorization), 7.3 (No Conflicts), 7.6 (Foreign Person), 7.13 (Asset Taxes), 7.14 (Brokers’ Fees) or 7.16 (Partnerships)).

13.5    Express Negligence.    EXCEPT AS OTHERWISE PROVIDED IN SECTION
4.1(c), SECTION 4.1(d) AND SECTION 4.3, THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT WILL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF OR BY ANY INDEMNIFIED PARTY, BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this
Agreement, and except for fraud or willful misconduct, from and after Closing, Sections 4.1(c), 13.2 and 13.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 10.5 or Section 11.5, as applicable. Except for: (a) the remedies contained in Sections 4.1(c), 13.2 and 13.3; (b) subject to the terms hereof, any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article VII, Article VIII, Article IX and Article XIII; and (c) the remedies available at law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby (other than the Assignment delivered by the Parties pursuant to Section 12.3(a) and the certificates delivered by the Parties pursuant to Section 10.5 or Section 11.5, as applicable), from and after Closing, Seller and Buyer each releases, remises, and forever discharges the other and its Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors, and representatives from any and all Liabilities at law or in equity, known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of this Agreement, the consummation of the transactions contemplated hereby, the ownership, use or operation of the Conveyed Interests prior to the Closing, or the condition, quality, status or nature of the Conveyed Interests prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 5.4.

13.7    Indemnification Procedures. All claims for indemnification under Section 4.1(c), Section 13.2 and Section 13.3 must be asserted and resolved as follows:

(a) For purposes of Section 4.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities means the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to Section 4.1(c) and this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities means the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to Section 4.1(c) and this Article XIII.

(b) To make claim for indemnification under Sections 4.1(c), 13.2 or 13.3, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the details of and basis under this Agreement for its claim (the “Claim Notice”), each with reasonable particularity. In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7 will not relieve the Indemnifying Party of its obligations under Sections 4.1(c), 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon a breach of a representation, warranty, covenant or agreement, the Claim Notice must specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party will have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it will have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate, at the Indemnifying Party’s sole cost and expense, in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d) and employ separate counsel reasonably acceptable to Indemnifying Party with respect to such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel reasonably acceptable to Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of both counsel to the Indemnified Party and counsel to the Indemnifying Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary. An Indemnifying Party shall not, without the written consent of the Indemnified Party: (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim; or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party will have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to: (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement; (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement; or (iii) deny liability. Any failure to respond to such notice by the Indemnified Party will be deemed to be an election under subsection (iii) above.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party will have 30 days from its receipt of the Claim Notice to: (i) cure the Liabilities complained of; (ii) admit its liability for such Liability; or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such
30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities will conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8    Survival.

(a) The representations and warranties of Seller in Article VII (other than the representations and warranties in Sections 7.1, 7.2, 7.3, 7.6, 7.13, 7.14 and 7.16) and Buyer in Article VIII (other than the representations and warranties in Sections 8.1, 8.2, 8.3, 8.8, 8.9 and
8.10), will in each case terminate on the date that is the 12 month anniversary of the Closing Date. The representations and warranties of Seller in Sections 7.13 and 7.16 will survive the Closing for the applicable statute of limitations plus 60 days. Subject to the foregoing, all other representations and warranties, agreements and covenants set forth in this Agreement (including Sections 7.1, 7.2, 7.3, 7.6, 7.14, 8.1, 8.2, 8.3, 8.8, 8.9 and 8.10) will survive the Closing without time limit except to the extent that the survival thereof is expressly limited herein. Representations, warranties, covenants and agreements will be of no further force and effect after the date of their expiration, provided that there will be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) will terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Buyer’s indemnities set forth in Section 4.1(c) and Section 13.3(c) will survive the Closing without time limit. Seller’s indemnity set forth in Section 13.2(c) will survive the Closing without time limit. Notwithstanding the foregoing, there will be no termination of any bona fide claim asserted pursuant to the indemnities in Sections
13.2(a), 13.2(b), or 13.2(c) or Sections 13.3(a) or 13.3(b) prior to the date of termination for such indemnity.

13.9 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties will be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind (other than lost profits proven to be direct damages) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) will not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover punitive, special, indirect, exemplary, consequential damages, remote or speculative, including damages for lost profits of any kind (other than lost profits proven to be direct damages), arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.10 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, will be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money will be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.11 Insurance, Taxes. The amount of any Liabilities for which any Party is entitled to indemnification under this Agreement will be reduced by any corresponding: (a) tax benefit actually recognized by such Party, computed on a with and without basis, as certified by such Party’s external accountants (it being understood that such Party will not be required to share information on its other sources of income and loss with the other Party); or (b) insurance proceeds received by such Party with respect to such Liabilities. Each Party agrees to use commercially reasonable efforts to pursue any proceeds available under any insurance policies maintained by such Party covering such Liabilities.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)    by the mutual prior written consent of Seller and Buyer;

(b) by either Seller or Buyer if Closing has not occurred on or before September 30, 2014 (the “Outside Date”) or such later date as agreed to in writing by Seller and Buyer;

(c) by Buyer, upon delivery of written notice to Seller at any time prior to Closing in the event that Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement such that a closing condition set forth in Article X would not be satisfied, Buyer has notified Seller of the breach in writing, and the breach has continued without cure until the earlier of (i) the Outside Date and (ii) the date that is 30 days after the written notice of breach;

(d) by Seller, upon delivery of written notice to Buyer at any time prior to Closing in the event that Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement such that a closing condition set forth in Article XI would not be satisfied, Seller has notified Buyer of the breach in writing, and the breach has continued without cure until the earlier of (i) the Outside Date and (ii) the date that is 30 days after the written notice of breach; and

(e) by either Buyer or Seller, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Authority shall have issued any Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or other action shall have become final and non-appealable;

provided, however, that no Party will be entitled to terminate this Agreement under this Section
14.1 if such Party is in material breach of its covenants or agreements hereunder.

14.2    Effect of Termination.

(a) If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, (i) except for the provisions of Article I, Sections 4.1(c) through 4.1(e), 4.2, 4.3, 9.4, 13.9, this Section 14.2, Article XV (other than Sections 15.2(b), 15.3, 15.4, 15.10 and 15.11) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement will forthwith become void and the Parties will have no liability or obligation hereunder, except as provided in such surviving provisions or to the extent such termination results from fraud or willful breach by any Party hereto of any of its representations and warranties or any of its covenants or agreements contained in this Agreement and (ii) Seller shall be free immediately to enjoy all rights of ownership of the Conveyed Interests and to sell, transfer, encumber or otherwise dispose of the Conveyed Interests to any Person without any restriction under this Agreement.

(b) If the transactions contemplated by this Agreement are terminated by Seller pursuant to Section 14.1(d), then, in such event, Buyer and Seller shall promptly deliver duly executed joint written instructions to the Escrow Agent directing the Escrow Agent to release the Deposit to Seller (which shall be free of any claims by Buyer thereto); provided that if the Deposit is released to Seller pursuant to this Section 14.2(b), the Deposit shall be Seller’s sole and exclusive remedy as liquidated damages and Seller shall not have the right to seek out any other remedy from Buyer, including specific performance. It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for in this Agreement are a reasonable estimate by the parties of such damages.

(c) If this Agreement is terminated by the mutual written agreement of the Parties, or if the Closing does not occur for any reason other than a termination by Seller pursuant to Section 14.1(d), then Buyer and Seller shall promptly deliver duly executed joint written instructions to the Escrow Agent directing the Escrow Agent to release the Deposit to Buyer (which shall be free of any claims by Seller with respect thereto).
14.3 Return of Documentation and Confidentiality. Promptly after the termination of this Agreement, Buyer shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Seller to Buyer or, if not prepared by Buyer, prepared by or on behalf of Buyer in connection with Buyer’s due diligence investigation of the Conveyed Interests and, if Buyer elects to destroy any such information, an officer of Buyer shall certify the destruction of such information to Seller in writing.

ARTICLE XV
MISCELLANEOUS

15.1 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2    Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement will be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b) Seller shall retain responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and similar taxes (including any applicable interest or penalties) incurred or imposed on Seller with respect to the transactions described in this Agreement. Buyer shall bear all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests to Buyer. Buyer shall bear and pay any sales, use, transfer and similar taxes, including any applicable interest or penalties, incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”), provided that Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by Law to collect and remit, and Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within 30 days of Seller’s written demand therefor. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c) Seller will be allocated and shall bear all Asset Taxes assessed with respect to the ownership and operation of the Conveyed Interests (i) for any period ending prior to the Effective Time (ii) in the case of any such Asset Tax pertaining to a Straddle Period that is based upon income, sales, revenue, production, or similar items or other such Asset Tax not described in clause (iii), the amount of such Asset Tax that is attributable to the pre-Effective Time portion of such Straddle Period, determined on the basis of an interim closing of the books as of the Effective Time, and (iii) in the case of any such ad valorem, property, or similar Asset Tax pertaining to a Straddle Period, the portion of such Asset Tax determined by multiplying the total amount of such Asset Tax for such Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period ending on the day immediately prior to the day on which the Effective Time occurs and the denominator of which is the number of days in the entire Straddle Period. All Asset Taxes not described in the preceding sentence with respect to the ownership or operation of the Conveyed Interests will be allocated to and shall be borne by Buyer. To the extent the actual amount of an Asset Tax attributable to a Straddle Period is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of Section 3.3. Upon determination of the actual amount of such Asset Tax, to the extent not taken into account in the Final Settlement Statement, Seller shall pay to Buyer, or Buyer shall pay to Seller, as appropriate, any amount necessary to cause each of Seller and Buyer to bear its appropriate share of such the Asset Tax as determined pursuant to this Section 15.2(c). For the avoidance of doubt, Buyer shall bear and pay all ad valorem, property, and similar Asset Taxes imposed on or with respect to the Conveyed Interests for Taxable periods or assessments beginning on or after the day on which the Effective Time occurs.

(d) Seller and Buyer agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Conveyed Interests, including access to books and records, as is reasonably necessary for the filing of all tax returns by Seller or Buyer, the making of any election relating to taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding, relating to any tax. Each of Seller and Buyer shall retain all books and records with respect to taxes pertaining to the Conveyed Interests for a period of at least seven years from the Closing Date. Seller and Buyer shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to taxes involving the Conveyed Interests.

15.3    Tax Treatment.

(a) The Parties intend and expect that the transactions contemplated by this Agreement, the Development Agreement and the other Transaction Documents, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles (“Tax Purposes”), as resulting in the creation of a partnership (the “Tax Partnership”) in which Buyer and Seller are treated as partners. Accordingly, for Tax Purposes: (i) the Tax Partnership will be treated from and after Closing as: (x) holding: (A) 100% of the Parties’ interests in the Subject Oil and Gas Assets; (B) any other upstream oil and gas assets acquired by the Parties jointly pursuant to the Development Agreement; and (C) any cash held in any Tax Partnership Account and: (y) engaging in all activities of the Parties with respect to the aforementioned assets; (ii) Swift will be treated as contributing to the Tax Partnership at Closing all of its interests in the Contributed Properties and as providing its undertaking to fund, when due, the costs and expenses allocable to it under the Development Agreement, all in exchange for an interest in the Tax Partnership (except as provided in clause (iv) of this sentence); (iii) Saka will be treated as contributing to the Tax Partnership at Closing (by deposit into the Tax Partnership Account) the Closing Cash Amount (as adjusted) and the Interim Period Carried Costs Amount and as undertaking to fund, when due, the costs and expenses allocable to it under the Development Agreement (including the Carried Costs Obligation), all in exchange for an interest in the Tax Partnership, (iv) the Development Agreement permits Swift to withdraw from the Tax Partnership Account the
Closing Cash Amount and the Interim Period Carried Costs Amount, and the amounts so withdrawn shall be treated as amounts received by Swift as a payment for the a portion of the property it transferred to the Tax Partnership in accordance with Treasury Regulations Section 1.707-3, it being understood that no portion of such amounts will be treated as described in Treasury Regulations Section 1.707-4(d); (v) from and after its commencement the Tax Partnership will be treated as realizing all items of income or gain and incurring all items of costs or expense attributable to the acquisition, ownership, operation or disposition of the Joint Interests and Tax Partnership Accounts that are subject to the Tax Partnership, notwithstanding that such items are realized, paid or incurred by the Parties individually, with any reimbursement or direct payment between the Parties treated as having been contributed to the Tax Partnership and used by the Tax Partnership to make the related expenditure or to reimburse the receiving Party as appropriate. The governing terms and conditions of the Tax Partnership (the “Tax Partnership Agreement”) are set forth in the form thereof to be executed at Closing, attached as
Exhibit E.

(b) Any payments made pursuant to Article XIII shall constitute an adjustment of the Allocable Amount for Tax Purposes and shall be treated as such by Buyer and Seller on their tax returns to the extent permitted by law.

15.4 Value Allocations for Tax Purposes. Seller and Buyer agree that the portion, if any, of the Closing Cash Amount, the Interim Period Carried Costs Amount and the Assumed Obligations including, for the avoidance of doubt, any deposit under Section 3.2, in each case that are treated as consideration for a sale transaction (collectively, the “Allocable Amount”) will be allocated among the Subject Oil and Gas Assets for federal and state income tax purposes. The initial draft of such allocations will be prepared by Seller in a manner consistent with the Allocated Values and Section 15.3 and will be provided to Buyer concurrently with the delivery of the Final Settlement Statement. Seller and Buyer shall then cooperate to prepare a final Schedule of any Allocable Amount among such Subject Oil and Gas Assets, which will also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”). The Allocation Schedule must be updated to reflect any adjustments to the Allocable Amount. If agreed by the Parties, the allocation of the Allocable Amount will be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and the Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. The procedures of Section 3.6 will be applied in the event of a dispute in the preparation of the Allocation Schedule. Each Party agrees not to take any position inconsistent with Section 15.3, this Section 15.4 or the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Party.

15.5 Assignment. This Agreement may not be assigned by either Party without prior written consent of the other Party; provided, however, that Buyer may assign this Agreement to any of its Affiliates without the prior written consent of Seller. No assignment of any rights hereunder by a Party will relieve the other Party of any obligations (including indemnity obligations) and responsibilities hereunder.
15.6 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption will arise based on the identity of the draftsman of this Agreement.

15.7 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party, which must not be unreasonably withheld. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential until the expiration of two years after the Closing under this Agreement; provided, however, that the foregoing will not: (a) restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; provided, such disclosures will be made only to the extent required thereunder; (b) prevent Buyer or Seller from recording the Assignment and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Conveyed Interests from Seller to Buyer; (c) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.7; and (d) prevent Seller from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated hereby.

15.8 Notices. All notices and communications required or permitted to be given hereunder, will be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by Federal Express or United Parcel Service Express Delivery, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Person at the address for such Person shown below:

If to Seller:

Swift Energy Operating, LLC
16825 Northchase Dr., Suite 400
Houston, Texas 77060
Attention: Michael S. Coffield
Fax: (281) 874-2808
Email: Mike.Coffield@swiftenergy.com
With a copy to (which shall not constitute notice):

Swift Energy Operating, LLC
16825 Northchase Dr., Suite 400
Houston, Texas 77060
Attention: Larry A. Baillargeon
Fax: (281) 874-2701
Email: Larry.Baillargeon@swiftenergy.com
With a copy to (which shall not constitute notice): Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Michael P. Darden
Fax: (713) 546-5401
Email: Michael.Darden@lw.com

If to Buyer:

Saka Energi Fasken LLC
The Energy, 11th - 12th Floor, SCBD Lot 11A Jl. Jenderal Sudirman Kav. 52-53
Jakarta 12190, Indonesia Attention: Tumbur Parlindungan Fax: +6221.2995.1001
Email: tumbur.parlindungan@sakaenergi.com

With a copy to:

Saka Energi Fasken LLC
The Energy, 11th - 12th Floor, SCBD Lot 11A Jl. Jenderal Sudirman Kav. 52-53
Jakarta 12190, Indonesia Attention: Firman A. Yaman Fax: +6221.2995.1001
Email: firman.yaman@sakaenergi.com

Any notice given in accordance herewith will be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in with Federal Express or United Parcel Service, as the case may be. Any Person may change their contact information for notice by giving written notice to the other Persons set forth in this Section 15.8 in the manner provided in this Section 15.8. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) will be the next day which is a Business Day.

15.9 Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Conveyed Interests to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Conveyed Interests to Buyer in the manner contemplated by this Agreement.

15.10 Filings. Promptly after Closing, Buyer shall record the Assignments of the Conveyed Interests and all state/federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies.

15.11 Consents and Approvals. Promptly after Closing, Seller shall:

(a) take all commercially reasonable steps necessary or desirable to promptly obtain Customary Post-Closing Consents, including making all filings with and giving all notices to Governmental Authorities or any other Person required of Seller to consummate the transactions contemplated by this Agreement;

(b) provide such other information and communications to Governmental Authorities or other Persons as Buyer may reasonably request in connection with such transactions;

(c) cooperate with Buyer as promptly as practicable in obtaining all Customary Post-Closing Consents, including making all filings with, and giving all notices to, Governmental Authorities and other Persons required of Buyer to consummate such transactions; and

(d) provide prompt notice to Buyer when any Customary Post-Closing Consent is obtained, taken, made or given, as applicable, and advise Buyer of any communications (and, unless precluded by Law, provide copies of any such written communications) with any Governmental Authority or other Person relating to such transactions.

15.12 Entire Agreement; Non-Reliance; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NO PARTY WILL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED SOLELY ON THE PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THAT NO PARTY HAD ANY DUTY TO MAKE ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. EACH PARTY ALSO ACKNOWLEDGES THAT, IN ENTERING THIS AGREEMENT, IT HAS NOT RELIED ON ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY APPENDIX, SCHEDULE OR EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT WILL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE APPENDICES, SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT WILL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS WILL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.12.

15.13 Successors and Permitted Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

15.14 Parties in Interest. Nothing in this Agreement will entitle any Person other than the Parties, or the Parties’ respective related Indemnified Parties hereunder any claim, cause of action, remedy or right of any kind; provided, that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of its related Indemnified Parties (but will not be obligated to do so).

15.15 Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all of the Parties and expressly identified as an amendment, restatement, supplement or modification.

15.16 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives and no failure by a Party to exercise any of its rights under this Agreement will operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement will be cumulative, and the exercise or partial exercise of any such right will not preclude the exercise of any other right.
15.17 Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HOUSTON, TEXAS OR, IF SUCH FEDERAL COURTS DO NOT HAVE JURISDICTION, THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY WILL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HOUSTON, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

15.18 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.19 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all of such counterparts will constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission will be deemed an original signature hereto.

15.20 Specific Performance. Except as set forth in Section 14.2(b), the Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage may occur, no adequate remedy at law may exist and damages may be difficult to determine, and the Parties will be entitled to seek specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy available at law or in equity.

15.21 Accounting for Conveyed Interests. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, Buyer and Seller acknowledge and agree that: (i) if any Conveyed Interest is withheld by Seller and permanently deemed to be an
Excluded Asset (whether in connection with any Title Defect, Preferential Purchase Right, Consent or Environmental Defect), then (x) Buyer shall not be responsible for, and Seller shall reimburse Buyer to the extent paid by Buyer, the Allocated Value of such Conveyed Interest and any costs or expenses in connection with such Conveyed Interest, and (y) Buyer shall not be entitled to any revenues in connection with such Conveyed Interest; and (ii) if any Conveyed Interest is withheld by Seller and is thereafter conveyed to Buyer pursuant to the terms of this Agreement, then all costs, expenses and revenues with respect to such Conveyed Interest shall be shared between Buyer and Seller as if such interest had been conveyed as of Closing.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

SELLER:

SWIFT ENERGY OPERATING, LLC

By:    /s/ Bruce H. Vincent Name: Bruce H. Vincent
Title: President

BUYER:

SAKA ENERGI FASKEN LLC

By:    /s/ Tumbur Parlindungan

Name: Tumbur Parlindungan

Title: President